Exhibit 99.2

CONSENT TO USE OF NAME

As we have discussed, Newgistics, Inc. (“Newgistics”) is currently contemplating the filing of a Registration Statement on Form S-1 (including any amendments thereto, the “Form S-1”) pursuant to the Securities Act of 1933, as amended, in connection with its initial public offering.

This information is extremely confidential and may not be disclosed to any other party without our prior written consent.

Please confirm by signing in the space provided below that the undersigned hereby consents to the use of its name as it appears on Exhibit A hereto.

Dated:  March 8            , 2011.

The Colography Group, Inc.

By:	/s/ Mark Schoeman

Name:	Mark Schoeman

Title:	V.P. Dedicated Research Services

Exhibit A

According to The Colography Group, a leading research and consulting firm to the transportation industry, in a study commissioned by us, revenue generated in the less-than-70 pound domestic U.S. parcel market was $54.8 billion in 2009. In the same study, Colography estimates that $37.7 billion of this market was related to delivery of parcels with transit times of two or more days, of which approximately 31%, measured by number of shipments, represented deliveries from businesses to residences, or direct-to-consumer deliveries.